UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2009

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Item 4.02(a).	Non-Reliance on Previously Issued Financial Statement or a Related Audit Report of Completed Interim Review.
     Change in Accounting Principle. On December 31, 2009, following a reevaluation of the accounting treatment for the company’s outstanding 6% convertible notes in response to review comments by the staff of the SEC, our chief executive officer and chief financial officer, in consultation with the audit committee of our board of directors and independent accountants, determined that our unaudited financial statements for the interim periods of 2009 should not be relied upon pending restatements to reflect the adoption of Accounting Standards Codification (ASC) 815-40-15, Contracts in Entity’s Own Equity (formerly, EITF 07-5), effective as of January 1, 2009. The change in accounting principle will result in certain balance sheet reclassifications to reflect the embedded conversion feature of the notes as a derivative liability under ASC 815, Derivatives and Hedging (formerly SFAS 133), as well as non-cash interest expenses that will increase our reported net losses for the interim 2009 periods.
     Prior Accounting Treatment. The company issued $37 million principal amount of its 6% convertible notes in December 2005. The notes had an initial conversion price of $14.34 per share, which was reduced under their weighted-average antidilution provisions to $11.16 per share following equity raises at $6.00 per share in November 2007 and $1.90 per share in August 2009. We accounted for the original issuance of the notes in our 2005 financial statements in accordance with accounting principles generally accepted in Canada, which required an allocation of proceeds from the financing to reflect the intrinsic value of the equity components. This resulted in a reduction of the initial carrying amount of the notes to $34,605,087 at December 31, 2005, with an allocation $1,748,026 to contributed surplus for their embedded conversion feature.
     In 2006, our shareholders approved the adoption of accounting principles generally accepted in the United States. Since that time, fair value accounting rules for derivative instruments have continuously evolved in response to their increased use and complexity. For all reporting periods through September 30, 2009, we determined that consistent application of the original accounting treatment for the convertible notes was more appropriate than fair value accounting for derivative instruments, particularly in view of the declining intrinsic value of the embedded conversion feature, which was not impacted by the antidilution adjustments. As a result, we continued to accrete the original debt discount over the five-year term of the notes on a straight-line basis. This is reflected in their reported carrying amount of $36,574,269 at September 30, 2009, net of the unaccreted debt discount.
     Cumulative Effect Adjustments. Under the transition provisions of ASC 815-40-15, adjustments for a change to derivative accounting treatment of an equity-linked financial instrument are based on the amounts that would have been recognized if the change in accounting principle had been applied from the original issuance date of the instrument. Mark-to-market gains on declines in the derivative liability, offset by non-cash interest expenses that would have been recognized from issuance through the end of 2008, will result in a cumulative effect adjustment of approximately $8.5 million to retained deficit and re-establish the carrying amount of the notes at approximately $28.5 million at January 1, 2009. For the 2009 interim periods, the company will accrete the re-determined debt discount under the effective interest method, with an offsetting charge to interest expense. The additional non-cash interest charge of approximately $2.9 million will increase the company’s reported net loss for the first nine months of 2009 to approximately $4.5 million or $(0.16) per share. Amendments to the company’s quarterly reports on Form 10-Q reflecting the change in accounting principle will be filed during the first week of January 2010.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS Resources, Inc.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: December 31, 2009